Exhibit 99.1

        BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 3RD QUARTER EARNINGS

    CHARLESTON, S.C., Oct. 20 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on October 20, 2005, announced earnings for the third quarter of 2005 of $890,892 or $.29 per share, an increase of 109.90% from the third quarter of 2004 of $424,301 or $.14 per share. The earnings for the nine months ended September 30, 2005 improved 69.03% to $2,232,335 from $1,320,694 for the nine months ended September 30, 2004. Net interest margin has improved from 3.93% at year end 2004 to 4.44% at quarter end September 30, 2005. The returns on average assets and average equity for the third quarter ended September 30, 2005 were 1.48% and 16.67% respectively, a significant improvement over third quarter 2004 returns on average assets of .85% and average equity of 8.47% respectively.

    Hugh C. Lane, Jr., President of the Company stated, "The assets of the corporation exceeded $250 million for the quarter ended September 30, 2005, a milestone for the Corporation. Deposits continue to increase, as does our loan portfolio. Deposits increased by 28% from year-end 2004 to $229,213,353 at September 30,2005 and loans increased 19.18% from year-end 2004 to $153,875,592 at September 30, 2005. This is a year for the record books and has moved the bank to a new plateau. We have the primary ingredients for a successful business: capital, excellent employees delivering our level of service, and loyal customers."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc.; Sterne, Agee and Leach Inc.; Scott & Stringfellow, Inc.; Nite Securities, LP; and Speer, Leeds and Kellogg.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

                                        September 30,   September 30,
                                            2005            2004
                                        -------------   -------------
Shares Outstanding
 BKSC Common Stock                          3,085,929       3,085,929

Book Value Per Share                             6.83            6.42

Total Assets                            $ 252,817,202   $ 198,701,263

Quarter Ending

Net Income                              $     890,892   $     424,301

Basic Earnings Per Share                $         .29   $         .14

Diluted Earnings Per Share              $         .28   $         .14

Weighted Average Shares
 Outstanding Basic                          3,085,929       3,085,929

Weighted Average Shares
 Outstanding Diluted                        3,142,618       3,090,274

Nine Months Ended September 30, 2005

Net Income                              $   2,232,335   $   1,320,694

Basic Earnings Per Share                $         .72   $         .43

Diluted Earnings Per Share              $         .71   $         .43

Weighted Average Shares
 Outstanding Basic                          3,085,929       3,085,929

Weighted Average Shares
 Outstanding Diluted                        3,124,734       3,097,727

All share and per share data have been restated to reflect a 10% stock distribution declared on April 12, 2005

SOURCE  Bank of South Carolina Corporation
    -0-                             10/20/2005
    /CONTACT: William L. Hiott, Jr. of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com/
    (BKSC)